Exhibit 23.1
Consent of the Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Mueller Water Products, Inc. Third Amended and Restated 2006 Stock Incentive Plan and Second Amended and Restated Employee Stock Purchase Plan of our reports dated November 20, 2024, with respect to the consolidated financial statements of Mueller Water Products, Inc. and the effectiveness of internal control over financial reporting of Mueller Water Products, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
February 27, 2025